Exhibit 10.5

October 26, 2026

Mr. Jamaal Lesane

Madison Square Garden Sports Corp. (to be renamed MSG Knickerbockers Corp.)

Two Pennsylvania Plaza

New York, NY 10121

Dear Jamaal:

Reference is made to the letter agreement, dated September 28, 2026, between you and Madison Square Garden Sports Corp. (the “Company”) governing the terms of your employment with the Company (the “Employment Agreement”). This letter agreement (the “Acknowledgement”) sets forth certain amendments to the Employment Agreement, in each case effective as of the closing of the spin-off of MSGS Spinco, Inc. (to be renamed MSG Rangers Corp., “MSGR”) from the Company (the “Effective Date”). This Acknowledgement pertains solely to the terms of your employment with the Company, and any terms of your employment with MSGR will be separately provided. You acknowledge that the compensation payable under this Acknowledgement reflects the portion of your aggregate post-spin compensation allocated to your services to the Company and that separate compensation will be payable by MSGR under your employment agreement with MSGR. All defined terms used in this Acknowledgement and not otherwise defined herein shall have the meaning ascribed thereto in the Employment Agreement.

By signing this Acknowledgement, you hereby agree to and acknowledge the following:

1. As of the Effective Date, the name of the Company will change from Madison Square Garden Sports Corp. to MSG Knickerbockers Corp. and all references thereto in the Employment Agreement are hereby updated accordingly.

2. Paragraph 1 of the Employment Agreement is hereby amended to include the following at the end thereof:

“Notwithstanding the foregoing, the Company acknowledges that, in addition to your services pursuant to this Agreement, you will simultaneously be employed by, and are expected to devote a portion of your business time and attention to, MSG Rangers Corp. (“MSGR”). The Company understands that you have entered into an employment agreement with MSGR and recognizes and agrees that your responsibilities to MSGR will preclude you from devoting substantially all of your time and attention to the Company’s affairs, but apart from your arrangement with MSGR you will not undertake any outside business commitments without the Company’s consent and you will, upon request, cooperate with the Company in reviewing your obligations under this Paragraph. In addition, as recognized in Article Tenth of the Company’s Articles of Incorporation and the Policy Concerning Certain Matters Relating to MSG Rangers Corp. (formerly MSGS Spinco, Inc.), Madison Square Garden Entertainment Corp., Sphere Entertainment

Co. and AMC Global Media Inc., Including Responsibilities of Overlapping Directors and Officers (together, the “Overlap Policy”), there may be certain potential conflicts of interest and fiduciary duty issues associated with your roles at the Company and MSGR. The Company recognizes and agrees that none of (i) your multiple responsibilities at the Company and MSGR, (ii) your inability to devote substantially all of your time and attention to the Company’s affairs, (iii) the actual or potential conflicts of interest and fiduciary duty issues that are waived in the Overlap Policy, or (iv) any actions taken, or omitted to be taken, by you in good faith to comply with your duties and responsibilities to the Company in light of your multiple responsibilities to the Company and MSGR, shall be deemed to be a breach by you of your obligations under this Agreement (including your obligations under Annex A) nor shall any of the foregoing constitute “Cause” as such term is defined in Paragraph 10 hereof.”

3. Paragraph 2 of the Employment Agreement is hereby amended to provide for a base salary of not less than $635,000.

4. The second sentence of Paragraph 4 of the Employment Agreement is hereby amended to replace “1,500,000” with “$952,500.”

5. Paragraph 8 of the Employment Agreement is hereby amended to replace “a general release by you of the Company and its affiliates (and their respective directors and officers) with customary carve-outs” with “a general release by you of the Company and its affiliates (and their respective directors and officers) with customary carve-outs, but such release shall not extend to the MSGR or its respective subsidiaries to the extent that at the time of your separation you are employed by such entities.”

6. Paragraph 21 of the Employment Agreement is hereby amended and restated as follows: “This Agreement (and exhibits), your indemnification agreement and the letter agreement dated as of October 26, 2026 reflect the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersede all prior understandings or agreements relating thereto, including but not limited to your employment agreement with the Company, dated September 28, 2026.”

7. The definition of “Competitive Entity” in the Employment Agreement is hereby amended and restated as follows: “A “Competitive Entity” shall mean any NBA team located in New York, New Jersey or Connecticut.”

8. Section 4 of Annex A of the Employment Agreement is hereby amended to include the following at the end thereof: “…; provided that, if you provide services on the same day for any of the Company and MSGR, your daily rate shall not exceed $5,000 in the aggregate.”

9. For the avoidance of doubt, nothing herein (a) constitutes a transfer, termination or resignation of your employment, (b) entitles you to any benefits under Paragraph 6 of the Employment Agreement, (c) results in the forfeiture of any rights that you have under arrangements of the Company or its affiliates or (d) constitutes Good Reason for purposes of any arrangement between you and the Company or its affiliates.

10. Except as set forth in this Acknowledgement, the Employment Agreement shall remain in full force and effect in accordance with its terms.

Sincerely,

MSG KNICKERBOCKERS CORP. (formerly known as MADISON SQUARE GARDEN SPORTS CORP.)

/s/ James L. Dolan
By: James L. Dolan
Title:	Executive Chairman and Chief Executive Officer

Accepted and Agreed

/s/ Jamaal Lesane
Jamaal Lesane